Exhibit 10.1

December 19, 2013

Robert J. Andersen

[Redacted]

Dear Robert,

I am pleased to offer you a position with Tessera Technologies, Inc. (“Tessera” or the “Company”), as Executive Vice President and Chief Financial Officer. If you decide to join us, you will receive an annual salary of $312,000 that will be paid in accordance with the Company’s regular payroll cycle. Further, as an employee, you are also eligible to receive certain employee benefits including Group medical and dental benefits, 401(k) plan as well as other Company sponsored benefits. You should note that the Company reserves the right to modify benefits from time to time as it deems necessary.

In addition, the Company will recommend to Company’s Compensation Committee that you be granted the following equity awards

•	an option to purchase 52,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant (“Option Grant”);

•	12,600 shares of Tessera Restricted Stock Units at no cost (“RSU Grant”); and

•	29,400 performance-based restricted stock units (“PB RSUs”) (together the Option Grant, RSU Grant and PB RSUs shall be referred to as the “Equity Grants”).

The Equity Grants are subject to the terms and conditions of Tessera’s Fifth Amended and Restated 2003 Equity Incentive Plan (“Equity Plan”) and the associated award agreement, including vesting requirements. The Option Grant and the RSU Grant shall vest and the Option Grant shall become exercisable with respect to twenty-five percent (25%) of the shares of the Company’s common stock subject to each of the Option Grant and RSU Grant, respectively, on each of the first four anniversaries of the date of grant. 7,350 PB RSUs will be available for vesting each calendar year. The performance-based vesting requirements will be as agreed upon between you and the Chief Executive Officer (and approved by the Compensation Committee) on an annual basis for the PB RSUs that vest in that year and will require continued employment until the vesting date. Any PB RSU that does not vest in a given year due to failure to achieve the performance-based vesting requirements will be forfeited.

You are eligible to receive a performance cash bonus of up to 50% based on achievement of target goals, with a maximum potential up to 100% of your base salary, to be paid on an annual basis, based on goals and objectives mutually agreed upon by you and the Chief Executive Officer (and approved by the Compensation Committee) as soon as practicable each year.

Robert J. Andersen

December 19, 2013

Finally, the Company will offer to you a Severance Agreement and Change in Control Severance Agreement in the form attached hereto as Exhibits A and B.

The Company is excited about your joining and looks forward to a mutually beneficial relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to request an investigative consumer report, which may include background investigations and/or reference checks, on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a report, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration.

Robert J. Andersen

December 19, 2013

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, you will start your employment on January 2, 2014. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Tessera General Counsel and you. Please sign and return this letter by noon Pacific Time on Monday, December 23, 2013. This offer of employment will terminate if it is not accepted, signed and returned by that date.

Robert, we look forward to your favorable reply and to working with you at Tessera.

Sincerely,

/s/ Thomas Lacey

Agreed to and accepted:

Signature:

/s/ Robert J. Andersen
Robert J. Andersen